Exhibit 99.1

Xtant Medical Appoints Scott Neils Interim Chief Financial Officer

BELGRADE, MT, January 3, 2022 – Xtant Medical Holdings, Inc. (NYSE American: XTNT), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, today announced the appointment of Scott Neils as Interim Chief Financial Officer succeeding Greg Jensen, the Company’s current Vice President, Finance and Chief Financial Officer, effective January 3, 2022.

“We are excited to announce this well deserved promotion for Scott. His demonstrated ability to oversee the Company’s finance and accounting operations in his current role as the Company’s Controller and his depth of experience in accounting will continue to be a great benefit to Xtant Medical,” said Sean Browne, President and Chief Executive Officer of Xtant Medical. “Additionally, we sincerely thank Greg for his dedication, leadership and lasting impact on the Company during his almost three-year tenure with the Company.”

Mr. Neils has 15 years of experience focused on public accounting and corporate finance and has served as the Company’s Controller since August 2019. In this role, Mr. Neils gained extensive experience managing the Company’s finance and accounting functions. Prior to joining Xtant Medical, Mr. Neils served as Audit Senior Manager at Baker Tilly US, LLP (formerly Baker Tilly Virchow Krause, LLP), an advisory, tax and assurance firm, from November 2015 to August 2019. Prior to that position, Mr. Neils was at Grant Thornton LLP, an accounting and advisory organization, from September 2007 to November 2015, most recently as Audit Manager. Mr. Neils is a Certified Public Accountant. He holds a Bachelor of Science in Business in Accounting and a Master of Accountancy from the Carlson School of Management at the University of Minnesota.

About Xtant Medical Holdings, Inc.

Xtant Medical Holdings, Inc. (www.xtantmedical.com) is a global medical technology company focused on the design, development, and commercialization of a comprehensive portfolio of orthobiologics and spinal implant systems to facilitate spinal fusion in complex spine, deformity and degenerative procedures. Xtant’s people are dedicated and talented, operating with the highest integrity to serve Xtant’s customers.

The symbols ™ and ® denote trademarks and registered trademarks of Xtant Medical Holdings, Inc. or its affiliates, registered as indicated in the United States, and in other countries. All other trademarks and trade names referred to in this release are the property of their respective owners.

Investor Relations Contact

David Carey

Lazar FINN

Ph: 212-867-1762

Email: david.carey@finnpartners.com